Exhibit 99.2

Security Deposit Agreement

Contract No. BR2011021-004

This Security Deposit Agreement (the “Agreement”) is entered into by and among the parties set forth below on April 2, 2011 in Zhengdong District, Zhengzhou, Henan Province.

Party A: Bairei Trust Co., Ltd.
Legal representative: Baojun Ma
Address: 10 Shangwu Waihuan Road, Zhongyuan Guangfa Financial Plaza, Zhengdong District, Zhengzhou

Party B: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd.
Legal representative: Jianhua Lv
Address: Kuanggong Road and Tiyu Road, Xinhua District, Pingdingshan

WHEREAS:

1.	Party A intends to establish the “trust fund no.117 for Hongli Coke” (the “Trust”) in order to provide a loan to Party B for its use as working capital (the “Loan”);
2.	Party B agrees to pay security deposit to Party A and provide guarantee for the Loan; and
3.
Party B agrees to pay the interest at an annual interest rate of 4.8% for the fund during the intermediary period starting from the date the fund is deposited into the trust account to the date that the Trust is established.

Pursuant to the Contract Law and Guarantee Law of the People’s Republic of China, the parties hereby enter into the following agreement.

1.	Security Deposit
Party B shall pay security deposit of RMB 150,000 within one business day upon execution of this Agreement.

2.	Use and Refund of the Security Deposit
2.1
The security deposit shall be firstly used for the beneficiary to pay the interest generated from the date that the trust fund is deposited into the trust account to the date that the Trust is established or the date that Party A announces the Trust will not be established. Party B shall also pay the balance if the security deposit is not enough to cover the said interest. If there is balance after paying the said interest, it shall be disposed according to Article 2.3, given the fact that Article 2.2 is not applicable.

2.2
Party B shall be liable for all damages caused to Party A by Party B’s failure to observe part or all of its obligations under any written promise or agreement made to or with Party A prior or after the establishment of the Trust. Any balance under Article 2.1 shall be used as damage payable to Party A.

2.3	The balance of security deposit under Article 2.1, absent the breaching acts by Party B under Article 2.2, shall be disposed as follows:
(1)	If the Trust is established, the balance shall be used as the first installment of the interest payment.
(2)	If the Trust is not established, Party A shall refund the balance within 10 business days after it announces the Trust cannot be established.

3.	Miscellaneous
3.1	If the Trust cannot be established due to Party B’s failure to pay the security deposit, Party B shall compensation Party A for all damages and losses.
3.2
Any dispute arising from the performance of this Agreement shall be resolved through consultation between the parties. If no resolution can be reached through consultation, any party may bring the dispute to a local court at the signing location.

3.3	This Agreement shall become effective upon execution of both parties.
3.4	This Agreement shall be executed into two original counterparts with equivalent legal forces. Each party shall hold one counterpart.

Party A: Bairei Trust Co., Ltd. [corporate seal]

Party B: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. [corporate seal]
/s/ Jianhua Lv
Authorized signer: Jianhua Lv

This Agreement is hereby executed on April 2, 2011 in Zhengzhou, Henan Province